Exhibit 10.10
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (the “Termination Agreement”) is effective as of June 23, 2008 (the “Effective Date”), by and among Mikhail Kvitnitsky (“Kvitnitsky”) and Accelerated Innovation, LLC, a California limited liability company (the “Company”), with reference to the following facts:
     A. Kvitnitsky entered into an Employment Agreement effective as of January 31, 2005 (as amended, the “Employment Agreement”) with Accin Corporation (“Accin”), under which he served as Chief Executive Officer of Accin.
     B. Accin assigned the Employment Agreement to the Company on May 21, 2007, along with substantially all of the other assets of Accin, as part of a transaction between Accin and Cardo Medical, LLC (“Cardo”) in which Cardo acquired a 37.5% interest in Accelerated and Accin acquired a 62.5% interest in Accelerated (the “Accelerated Interest”).
     C. Kvitnitsky and the Company entered into an amendment of the Employment Agreement effective as of June 6, 2008 to remove references to a shareholders agreement of Accin.
     D. On the Effective Dated, Cardo acquired the Accelerated Interest held by Accin, and the Company became a wholly-owned subsidiary of Cardo.
     E. As Kvitnitky serves as the Chief Operating Officer of Cardo, and serves in the same capacity for the Company (and not as the Chief Executive Officer of the Company), the parties desire to terminate the Employment Agreement as of the Effective Date.
     NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kvitnitsky and the Company hereby agree as follows:
     1. Termination of Employment Agreement. Effective as of the Effective Date, without further action by any party, all rights and obligations of the parties under the Employment Agreement shall be terminated and such agreement shall be of no further force or effect.
     2. Miscellaneous.
          2.1 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
          2.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
          2.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          2.4 Further Assurances. At any time and from time to time, Kvitnitsky and the Company will, at the request and expense of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the performance by any party of any of its obligations under this Agreement.
          2.5 Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties on the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the Effective Date.

ACCELERATED INNOVATION, LLC
By:	/s/ Andrew A. Brooks, M.D.
	Name:	Andrew A. Brooks, M.D.
	Title:	Manager

/s/ Mikhail Kvitnitsky
MIKHAIL KVITNITSKY

2